Capped Return Dual Directional Buffer Notes Linked to a Basket of Ten Equity Securities Due December 29, 2028

PRODUCT CHARACTERISTICS
•	Capped Return Potential — If the Final Basket Value is greater than the Initial Basket Value, at maturity, investors will receive a return equal to 100% of the Basket Return, subject to the Maximum Upside Return of 50%.
•	Absolute Value Return — If the Final Basket Value is less than or equal to the Initial Basket Value, but is greater than or equal to the Buffer Value, at maturity, investors will receive a one-for-one positive return equal to the absolute value of the Basket Return.
•	Principal at Risk — If the Final Basket Value is less than the Buffer Value, at maturity, investors will lose 1% of the principal amount of their Notes for each 1% that the Final Basket Value is less than the Initial Basket Value in excess of the Buffer Percentage.
KEY TERMS
Issuer:	Royal Bank of Canada (“RBC”)
CUSIP:	78017KCJ9
Basket Underliers:	The common stock of Bank of America Corporation (Bloomberg symbol “BAC UN”), the common stock of ConocoPhillips (Bloomberg symbol “COP UN”), the common stock of Emerson Electric Co. (Bloomberg symbol “EMR UN”), the common stock of EOG Resources, Inc. (Bloomberg symbol “EOG UN”), the common shares of Barrick Gold Corporation (Bloomberg symbol “GOLD UN”), the common stock of Honeywell International Inc. (Bloomberg symbol “HON UW”), the common stock of JPMorgan Chase & Co. (Bloomberg symbol “JPM UN”), the common stock of Morgan Stanley (Bloomberg symbol “MS UN”), the common stock of Newmont Corporation (Bloomberg symbol “NEM UN”) and the common stock of U.S. Bancorp (Bloomberg symbol “USB UN”)
Basket Weighting:	With respect to each Basket Underlier: 1/10
Trade Date:	December 26, 2024
Issue Date:	December 31, 2024
Valuation Date:	December 26, 2028
Maturity Date:	December 29, 2028
Payment at Maturity:

Investors will receive on the Maturity Date per $1,000 principal amount of Notes:

•

If the Final Basket Value is greater than the Initial Basket Value, an amount equal to:

$1,000 + ($1,000 × the lesser of (a) Basket Return × Participation Rate and (b) Maximum Upside Return)

•

If the Final Basket Value is less than or equal to the Initial Basket Value, but is greater than or equal to the Buffer Value, an amount equal to:

$1,000 + (-1 × $1,000 × Basket Return)

In this case, you will receive a positive return on the Notes equal to the absolute value of the Basket Return, even though the Basket Return is negative. In no event will this return exceed 20%.

•

If the Final Basket Value is less than the Buffer Value, an amount equal to:

$1,000 + [$1,000 × (Basket Return + Buffer Percentage)]

If the Final Basket Value is less than the Buffer Value, you will lose some or a substantial portion of your principal amount at maturity.

Basket Return:	Final Basket Value – Initial Basket Value Initial Basket Value

KEY TERMS (continued)
Initial Basket Value:	Set equal to 100 on the Trade Date
Final Basket Value:	The Final Basket Value will be calculated as follows: 100 × [1 + (the sum of, for each Basket Underlier, its Basket Underlier Return times its Basket Weighting)]
Buffer Value:	80, which is 80% of the Initial Basket Value
Basket Underlier Return:	With respect to each Basket Underlier: Final Basket Underlier Value – Initial Basket Underlier Value Initial Basket Underlier Value
Initial Basket Underlier Value:	With respect to each Basket Underlier, the closing value of that Basket Underlier on the Trade Date
Final Basket Underlier Value:	With respect to each Basket Underlier, the closing value of that Basket Underlier on the Valuation Date
Participation Rate:	100% (subject to the Maximum Upside Return)
Maximum Upside Return:	50%
Buffer Percentage:	20%
PAYOFF DIAGRAM

This document provides a summary of the terms of the Notes. Investors should carefully review the accompanying preliminary pricing supplement, product supplement, prospectus supplement and prospectus, as well as “Selected Risk Considerations” below, before making a decision to invest in the Notes:

https://www.sec.gov/Archives/edgar/data/1000275/000095010324017286/dp221675_424b2-us1971mul.htm

The initial estimated value of the Notes determined by us as of the Trade Date, which we refer to as the initial estimated value, is expected to be between $882.00 and $932.00 per $1,000 principal amount of Notes and will be less than the public offering price of the Notes. We describe the determination of the initial estimated value in more detail in the accompanying preliminary pricing supplement.

Selected Risk Considerations

An investment in the Notes involves significant risks. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Notes. Some of the risks that apply to an investment in the Notes are summarized below, but we urge you to read also the “Selected Risk Considerations” section of the accompanying preliminary pricing supplement and the “Risk Factors” sections of the accompanying prospectus, prospectus supplement and product supplement. You should not purchase the Notes unless you understand and can bear the risks of investing in the Notes.

•	You May Lose a Substantial Portion of the Principal Amount at Maturity.
•	Your Potential Return at Maturity Is Limited.
•	Your Potential for a Positive Return from Depreciation of the Basket Is Limited.
•	The Notes Do Not Pay Interest, and Your Return on the Notes May Be Lower Than the Return on a Conventional Debt Security of Comparable Maturity.
•	Payments on the Notes Are Subject to Our Credit Risk, and Market Perceptions about Our Creditworthiness May Adversely Affect the Market Value of the Notes.
•	Changes in the Value of One Basket Underlier May Be Offset by Changes in the Values of the Other Basket Underliers.
•	Any Payment on the Notes Will Be Determined Based on the Closing Values of the Basket Underliers on the Dates Specified.
•	The U.S. Federal Income Tax Consequences of an Investment in the Notes Are Uncertain.
•	There May Not Be an Active Trading Market for the Notes; Sales in the Secondary Market May Result in Significant Losses.
•	The Initial Estimated Value of the Notes Will Be Less Than the Public Offering Price.
•	The Initial Estimated Value of the Notes Is Only an Estimate, Calculated as of the Trade Date.
•	Our and Our Affiliates’ Business and Trading Activities May Create Conflicts of Interest.
•	RBCCM’s Role as Calculation Agent May Create Conflicts of Interest.
•	You Will Not Have Any Rights to Any Basket Underlier.
•	The Notes Are Subject to Risks Relating to Non-U.S. Securities with Respect to the GOLD Underlier.
•	We May Accelerate the Notes If a Change-in-Law Event Occurs.
•	Any Payment on the Notes May Be Postponed and Adversely Affected by the Occurrence of a Market Disruption Event.
•	Anti-dilution Protection Is Limited, and the Calculation Agent Has Discretion to Make Anti-dilution Adjustments.
•	Reorganization or Other Events Could Adversely Affect the Value of the Notes or Result in the Notes Being Accelerated.

Royal Bank of Canada has filed a registration statement (including a product supplement, prospectus supplement and prospectus) with the SEC for the offering to which this document relates. Before you invest, you should read those documents and the other documents that we have filed with the SEC for more complete information about us and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, we, any agent or any dealer participating in this offering will arrange to send you those documents if you so request by calling toll-free at 1-877-688-2301.

As used in this document, “Royal Bank of Canada,” “we,” “our” and “us” mean only Royal Bank of Canada. Capitalized terms used in this document without definition are as defined in the accompanying preliminary pricing supplement.

Registration Statement No. 333-275898; filed pursuant to Rule 433